EXHIBIT 4.46

December 7, 2012

Seaspan Corporation

Unit 2, 7th Floor Bupa Centre

141 Connaught Road West

Hong Kong, China

Attention: Chief Financial Officer

Seaspan Ship Management Ltd.

c/o Seaspan Corporation

Unit 2, 7th Floor Bupa Centre

141 Connaught Road West

Hong Kong, China

Attention: Chief Financial Officer

Re:	Termination of SSML Employment Agreement

Gentlemen:

Reference is made to (a) the Amended and Restated Executive Employment Agreement dated as of March 14, 2011 (the “SSML Employment Agreement”) between Seaspan Ship Management Ltd. (“SSML”) and Gerry Wang (“Executive”) and (b) the Amended and Restated Executive Employment Agreement to be dated on or about the date hereof (the “SSW Employment Agreement”) between Seaspan Corporation (“SSW”) and Executive, which SSW Employment Agreement will amend and restate the Executive Employment Agreement dated as of March 14, 2011 between SSW and Executive. Capitalized terms used but not defined in this letter agreement shall have the meanings assigned to such terms in the SSML Employment Agreement.

To induce SSW to enter into the SSW Employment Agreement, Executive hereby agrees that, upon effectiveness of the SSW Employment Agreement, the SSML Employment Agreement will automatically terminate; provided, however, that (a) Sections 6, 7, 8 and 9 of the SSML Agreement will survive such termination and continue in full force and effect and (b) Executive will be entitled to Salary, Benefits and an amount equal to the Salary in lieu of outstanding Vacation entitlement payable up to the date of such effectiveness of the SSW Employment Agreement.

This letter agreement (a) sets forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, (b) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, (c) shall be interpreted, enforced and governed by and under the laws of British Columbia and the laws of Canada applicable to British Columbia and (d) shall not be modified or amended except by a written instrument signed by the parties hereto.

GERRY WANG

/s/ Gerry Wang
Gerry Wang

ACKNOWLEDGED AND AGREED as of the date first written above:

SEASPAN CORPORATION

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	General Counsel and Director, Corporate Finance

SEASPAN SHIP MANAGEMENT LTD.

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	General Counsel and Director, Corporate Finance